Exhibit 99.2

FRISCH’S RESTAURANTS, INC.

2003 STOCK OPTION AND INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

(for nonemployee directors)

You have been granted a stock option under the Frisch’s Restaurants, Inc. 2003 Stock Option and Incentive Plan (the “Plan”). Please read this Agreement carefully and return one copy as requested below. Unless otherwise provided in this Agreement, capitalized terms have the meanings specified in the Plan.

GRANT: Frisch’s Restaurants, Inc. (the “Company”) grants to you, the Optionee named below, a Nonqualified Stock Option (the “Option”) to purchase shares of the Company’s common stock (the “Shares”) as follows:

Optionee:	Shares:	Exercise Price:	Grant Date:

VESTING: This Option vests between the Grant Date and [month/date], 20    , with             % of the total number of Shares vesting (becoming exercisable) on [month/date] in each of 20    , 20     and 20     or, if earlier, upon a Change of Control of the Company, provided that your service as a director of the Company has continued uninterrupted through the applicable vesting date. If your service as a director terminates because of your death or Disability, all of the Shares covered by this Option will vest on the date of termination.

TERM: This Option expires 10 years from the Grant Date set forth above. If your service as a director of the Company terminates prior to the expiration date, this Option will terminate as specified in the Plan.

EXERCISE: In order to exercise this Option, you must deliver to the Company a written notice indicating the number of Shares for which the Option is being exercised, accompanied by full payment of the Option Price. You must exercise this Option for at least 100 Shares, unless the total number of vested Shares covered by this Option is less than 100 in which case you must exercise this Option for all then-vested Shares. You may pay the Option Price in cash (including proceeds from a broker’s simultaneous sale of all or a portion of the Shares being acquired on exercise) or in shares of the Company’s common stock that you have owned for at least six months. You will have no rights as a shareholder with respect to any of the Shares before exercise of this Option and delivery to you of a certificate evidencing the Shares acquired.

TAXES: You must pay all applicable U.S. federal, state and local taxes resulting from the exercise of this Option and any sale of the Shares.

CONDITIONS: This Option is governed by and subject to the terms and conditions of the Plan, which contains important provisions of this award and forms a part of this Agreement. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Your rights and obligations under this Agreement also are governed by and subject to applicable federal, state and local laws and rules.

ACKNOWLEDGEMENT: Your signature on this Agreement acknowledges that you have received a copy of the Plan and the Prospectus for the Plan.

ACCEPTANCE: To accept this Option, please sign and return one copy immediately. Without your signature, this Agreement is not valid.

FRISCH’S RESTAURANTS, INC.

By:
[Name]
[Title]

OPTIONEE:

Optionee Signature

Please Print Name

Home Address

Social Security Number

Date Accepted